Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Nuclea Energy Inc.

We consent to the inclusion in the Amendment No. 2 to the Form F-1 Registration Statement filed with the Securities & Exchange Commission (No. 333-295006), of Nuclea Energy Inc. (the “Company”) our report dated December 19, 2025 relating to our audits of the balance sheets as of June 30, 2025 and 2024 and statements of loss and comprehensive loss, stockholders’ equity and cash flows for the year ended 2025 and from the incorporation on August 24, 2023 to June 30, 2024.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants

Newport Beach, California

May 13, 2026